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This prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, but are not complete and may be changed. This prospectus supplement and accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 4, 2006

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-138101

PRELIMINARY PROSPECTUS SUPPLEMENT
(To prospectus dated October 31, 2006)

$      ,000,000

      % SENIOR NOTES DUE 2036

        We are offering $      ,000,000 aggregate principal amount of our      % Senior Notes due 2036. The Senior Notes will be our senior unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

        Interest on the Senior Notes will be payable semiannually on June 15 and December 15 of each year, beginning on June 15, 2007, and at maturity. The Senior Notes will mature on December 15, 2036.

        We may redeem the Senior Notes from time to time, in whole or in part, prior to their maturity at the redemption price described in this prospectus supplement. The Senior Notes do not provide for a sinking fund. For a more detailed description of the Senior Notes, see "Description of the Senior Notes" beginning on page S-18.

        Investing in the Senior Notes involves risks. See "Risk Factors" in this prospectus supplement beginning on page S-6 and in the documents incorporated by reference in the accompanying prospectus dated October 31, 2006.

	Per Note	Total

Price to Public(1)%		$

Underwriting Discounts and Commissions	%	$

Proceeds, before expenses, to Cleveland Electric	%	$

(1)
Plus accrued interest, if any, from December    , 2006.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the Senior Notes to purchasers through The Depository Trust Company on or about December    , 2006.

Joint Book-Running Managers

Lehman Brothers	Morgan Stanley

Co-Managers

Daiwa Securities America Inc.	KBC Financial Products	SBK-Brooks Investment Corp.	SunTrust Robinson Humphrey

The date of this prospectus supplement is December     , 2006.

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement and the accompanying prospectus contain information about our company and about the Senior Notes. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor any underwriter, agent or dealer has authorized anyone to provide you with information that is different. Neither we nor any underwriter, agent or dealer is making an offer of the Senior Notes in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

        In this prospectus supplement, unless the context indicates otherwise, the words "Cleveland Electric," "we," "our," "ours" and "us" refer to The Cleveland Electric Illuminating Company.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements contained in this prospectus supplement and incorporated by reference into this prospectus supplement and the accompanying prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements include declarations regarding our or our management's intents, beliefs and current expectations. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology. Forward-looking statements are not guarantees of future performance, and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

        The forward-looking statements contained and incorporated by reference herein are qualified in their entirety by reference to the following important factors, which are difficult to predict, contain uncertainties, are beyond our control and may cause actual results to differ materially from those contained in forward-looking statements:

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  the speed and nature of increased competition and deregulation in the electric utility industry;

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  economic or weather conditions affecting future sales and margins;

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  changes in markets for energy services;

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  changing energy and commodity market prices;

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  our ability to continue to collect transition and other charges;

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  maintenance costs being higher than anticipated;

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  legislative and regulatory changes (including revised environmental requirements);

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  the repeal of the Public Utility Holding Company Act of 1935, or PUHCA, and the legal and regulatory changes resulting from the implementation of the Energy Policy Act of 2005, or EPACT;

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  adverse regulatory or legal decisions and the outcomes of governmental investigations and oversight;

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  our inability to accomplish or realize anticipated benefits from strategic goals (including employee workforce factors);

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  the anticipated benefits from our voluntary pension plan contributions;

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  our ability to experience growth in the distribution business;

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  our ability to access the public securities and other capital markets and the cost of such capital;

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  the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the August 14, 2003 regional power outages;

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  the outcome of future competitive bid processes under the Ohio Rate Stabilization Plan;

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  the risks and other factors discussed from time to time in our filings with the Securities and Exchange Commission, or the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2005, and in this prospectus supplement and the accompanying prospectus relating to a specific issue of debt securities, in each case, under the heading "Risk Factors"; and

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  other similar factors.

        Any forward-looking statements speak only as of the date of this prospectus supplement, and we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of such factors, nor can we assess the impact of any such factors on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. The foregoing review of factors should not be construed as exhaustive.

SUMMARY

        This summary may not contain all of the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus, as well as the documents incorporated in the accompanying prospectus, before making an investment decision.

The Cleveland Electric Illuminating Company

        We are one of eight wholly owned electric utility operating subsidiaries of FirstEnergy Corp., or FirstEnergy. We were organized under the laws of the State of Ohio in 1892 and own property and do business as an electric public utility in that state. We engage primarily in the distribution and sale of electric energy to an area in northeastern Ohio of approximately 1,700 square miles. The area we serve has a population of approximately 1.9 million.

Summary of the Offering

Issuer	The Cleveland Electric Illuminating Company
Securities Offered	We are offering $ ,000,000 aggregate principal amount of the Senior Notes.
Maturity	The Senior Notes will mature on December 15, 2036.
Interest	Interest on the Senior Notes will accrue at the per annum rate of %.
Interest Payment Dates	Interest on the Senior Notes will be payable semiannually in arrears on each June 15 and December 15 beginning on June 15, 2007, and at maturity.
Optional Redemption	The Senior Notes will be redeemable, in whole or in part, at our option, at any time at a "make-whole" redemption price as described under "Description of the Senior Notes—Optional Redemption" herein.
Ranking	The Senior Notes will be our senior unsecured general obligations and will rank equally with all our other unsecured and unsubordinated indebtedness.
Limitation on Liens
Subject to certain exceptions, so long as any Senior Notes are outstanding, we will not issue, assume, guarantee or permit to exist any debt secured by any lien upon any of our operating property, except for certain permitted secured debt, without effectively securing all outstanding senior notes, including the Senior Notes, equally and ratably with that debt, but only so long as such debt is secured. (See "Description of Debt Securities—Certain Covenants—Limitation on Liens" in the accompanying prospectus.)

Limitation on Sale and Lease-Back Transactions
Subject to certain exceptions, so long as any Senior Notes are outstanding, we may not enter into or permit to exist any sale and lease-back transaction with respect to any operating property (except for transactions involving leases for a term, including renewals, of not more than 48 months), if the purchasers' commitment is obtained more than 18 months after the later of the completion of the acquisition, construction or development of that operating property or the placing in operation of that operating property or of that operating property as constructed or developed or substantially repaired, altered or improved. (See "Description of Debt Securities—Certain Covenants—Limitation on Sale and Lease-Back Transactions" in the accompanying prospectus.)
Additional Issuances
We may from time to time, without the consent of the holders of our senior notes, create and issue additional Senior Notes having the same terms and conditions as the Senior Notes (except the issue date and issue price) so that the additional issuance is consolidated and forms a single series with the previously outstanding Senior Notes.
Risk Factors
You should carefully consider, in addition to matters set forth elsewhere in this prospectus supplement and the accompanying prospectus, each of the factors described in the section of this prospectus supplement entitled "Risk Factors" beginning on page S-6 or in the documents incorporated by reference in this prospectus supplement or the accompanying prospectus before purchasing any Senior Notes.
Form and Denomination
The Senior Notes will be represented by a global certificate deposited with, or on behalf of, The Depository Trust Company, or DTC, or its nominee. (See "Description of Senior Notes—Book-Entry" in this prospectus supplement.) The Senior Notes will be issuable in fully registered form only in denominations of $1,000 and integral multiples thereof.
Use of Proceeds
Proceeds received from the issuance of the Senior Notes are expected to be used to repurchase a portion of our common stock from our parent company, FirstEnergy Corp., and for general corporate purposes, all as described under "Use of Proceeds" herein.
Governing Law
The indenture is, and the Senior Notes will be, governed by, and construed in accordance with, the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939, as amended, is applicable.

Ratings
The Senior Notes are expected to be assigned ratings of Baa3 by Moody's Investors Service, Inc., or Moody's, and BBB- by Standard & Poor's Ratings Service, a division of the McGraw Hill Companies, Inc., or S&P. A rating reflects only the view of a rating agency, and it is not a recommendation to buy, sell or hold the Senior Notes. Any rating can be revised upward or downward or withdrawn at any time by a rating agency if such rating agency decides that circumstances warrant that change.
Trustee and Paying Agent	The Bank of New York Trust Company, N.A., as successor Trustee.
Listing	The Senior Notes will not be listed on any national securities exchange.

RISK FACTORS

        You should consider, in evaluating us, our business and whether to participate in this offering, the following risk factors, in addition to the other information presented in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus to which we refer you for more detailed information on our business, industry, and financial and corporate structure. Any of the following risks, as well as other risks and uncertainties, could harm the value of the Senior Notes directly or our business and financial results and thus indirectly cause the value of the Senior Notes to decline, which in turn could cause you to lose all or part of your investment. The risks below are not the only ones facing us or the Senior Notes. Additional risks not currently known to us or that we currently deem immaterial also may impair our business and cause the value or trading price of the Senior Notes to decline.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

  Our facilities may not operate as planned, which may increase our expenses or decrease our revenues and, thus, have an adverse effect on our financial performance.

        Operation of distribution facilities involves risk, including potential breakdown or failure of equipment or processes, accidents, labor disputes, stray voltage and performance below expected levels. In addition, weather-related incidents and other natural disasters can disrupt distribution delivery systems.

        We are obligated to provide necessary and adequate service to customers within our franchised service territories. Meeting this commitment requires the expenditure of significant capital and other resources. Failure to provide necessary and adequate service and failure to meet regulatory reliability standards due to a number of factors, including equipment failure and weather, could adversely affect our operating results through reduced revenues and increased capital and maintenance costs and the imposition of penalties, fines or other adverse regulatory outcomes. Because the total of our distribution rates and generation charges will remain at current levels through April 2009, any increased costs for providing these services may be unrecoverable from customers during that period. Fuel cost increases above the level of fuel costs in the reference year of 2002 can be deferred. We, together with Ohio Edison Company and The Toledo Edison Company, or the Ohio Companies, can defer up to a total of $150 million per year in distribution costs during the period 2006 to 2008. Beyond this period, as a regulated electric utility, our recovery of these types of costs would require timely and adequate regulatory relief, which would generally require a Public Utilities Commission of Ohio, or PUCO, determination that those costs were prudently incurred.

        Also, as more fully discussed in our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2006, each incorporated herein by reference, certain legal proceedings related to power outages in our service territory in August 2003 are pending against us and certain of our affiliates and we may be affected by the outcome of the Seams Elimination Cost Adjustment rate proceeding at the U.S. Federal Energy Regulatory Commission, or the FERC. We are unable to predict the outcome of these matters.

  We are subject to complex and changing laws and government regulations, including but not limited to environmental matters, that may require increased expense and/or changes in business strategy that could have a negative impact on our results of operations.

        We are subject to comprehensive regulation by various federal, state and local regulatory agencies that significantly influence our operating environment. We are required to have numerous permits, approvals and certificates from agencies that regulate our business. Compliance with these legal requirements requires us to incur significant costs. These expenditures have been significant in the past and may increase in the future. If the cost of compliance with existing laws and regulations does increase, it could adversely affect our business and results of operations, financial position and cash flows. We believe the necessary permits, approvals and certificates have been obtained for our existing operations and that our business is conducted in accordance with applicable laws; however, we are unable to predict the impact on our operating results from future regulatory activity of any of these agencies.

        Changes in or reinterpretations of existing laws or regulations or the imposition of new laws or regulations could require us to incur additional costs or change the way we conduct our business, and therefore could have an adverse impact on our results of operations.

        Although our affiliates, FirstEnergy Generation Corp. and FirstEnergy Nuclear Generation Corp., or NGC, assumed or otherwise indemnified us for all then existing potential environmental liabilities associated with formerly-owned generating plants we transferred to those companies in October and December of 2005, respectively, we could conceivably be found primarily or jointly liable for failure to comply with environmental laws and regulations that may have occurred prior to the transfers.

        The EPACT provides, among other things, for the creation of an electric reliability organization, or ERO, to establish and enforce reliability standards for the bulk power system, subject to the FERC's review. On February 3, 2006, the FERC adopted a rule establishing certification requirements for the ERO as well as regional entities envisioned to assume monitoring responsibility for the new reliability standards. The FERC issued an order on rehearing on March 30, 2006, providing certain clarifications and essentially affirming the rule.

        On July 20, 2006, the FERC certified the North American Electric Reliability Council, or NERC, as the ERO to implement the provisions of the EPACT related to Section 215 of the Federal Power Act. In addition, on October 20, 2006, the FERC issued a Notice of Proposed Rulemaking, or NOPR, on reliability standards originally proposed by NERC in an April 4, 2006 filing with the FERC. The proposed reliability standards were based, with some modifications and additions, on the current NERC Version 0 reliability standards. In the NOPR, the FERC voted to adopt 83 of the proposed 107 reliability standards. The FERC asked the NERC to make technical improvements to 62 of the 83 standards approved. The 24 standards that were not adopted remain pending at the FERC awaiting further clarification and filings by the NERC and regional entities. The FERC also provided additional clarification on the proposed application of final standards in the NOPR. On November 15, 2006, NERC submitted several revised reliability standards and three new proposed reliability standards. Interested parties may submit comments on the NOPR (including the revised reliability standards) which are due on January 3, 2007. The FERC intends to issue a NOPR for the three new proposed reliability standards at a later date. Mandatory reliability standards are expected to be in place by the summer of 2007, and we will be subject to meeting those standards upon their approval by the FERC.

        We believe that we are in compliance with all current NERC reliability standards. However, based upon a review of the October 20, 2006 NOPR, it appears that the FERC will adopt stricter reliability standards than those contained in the current NERC standards. The financial impact of complying with the new standards cannot be determined at this time. However, the EPACT requires that all prudent costs incurred to comply with the new reliability standards be recovered in rates. If we are unable to meet the reliability standards for the bulk power system in the future, it could have a material adverse effect on our financial condition, results of operations and cash flows. In addition, failure to comply with the reliability standards approved by the FERC can result in the imposition of fines and civil penalties.

  Regulatory changes in the electric industry and developments in pending regulatory proceedings and related litigation could result in unrecoverable costs adversely affecting our business and results of operations.

        As a result of the actions taken by state legislative bodies over the last few years, changes in the electric utility business have occurred and are continuing to take place in states throughout the United States, including Ohio. These changes have resulted, and are expected to continue to result, in fundamental alterations in the way integrated utilities conduct their business.

        The FERC and the U.S. Congress also propose changes from time to time in the structure and conduct of the electric utility industry. If the restructuring and deregulation efforts result in unrecoverable costs, our business and results of operations may be adversely affected. We cannot predict the extent or timing of further efforts to restructure, deregulate or re-regulate our business or the industry.

        On October 21, 2003, the Ohio Companies filed the Rate Stabilization Plan, or RSP, case with the PUCO. On August 5, 2004, the Ohio Companies accepted the RSP as modified and approved by the PUCO in an August 4, 2004 Entry on Rehearing, subject to a competitive bid process, or CBP. The RSP was intended to establish generation service rates beginning January 1, 2006 in response to PUCO concerns about price and supply uncertainty following the end of the Ohio Companies' transition plan market development period. In October 2004, the Ohio Consumers' Counsel, or OCC, and Northwest Ohio Aggregation Coalition, or NOAC, filed appeals with the Supreme Court of Ohio to overturn the original June 9, 2004 PUCO order in this proceeding, as well as the associated entries on rehearing. On May 3, 2006, the Supreme Court of Ohio affirmed that order with respect to the approval of the rate stabilization charge, approval of the shopping credit incentive deferral amounts, and approval of the Ohio Companies' financial separation plan. It remanded back to the PUCO the matter of ensuring the availability of sufficient means for customer participation in the competitive marketplace. The RSP contained a provision that permitted the Ohio Companies to withdraw and terminate the RSP in the event that the PUCO, or the Supreme Court of Ohio, rejected all or part of the RSP. On July 20, 2006, the Ohio Companies filed with the PUCO a Request to Initiate a Proceeding on Remand. In their Request, the Ohio Companies provided notice of termination of those provisions of the RSP subject to termination, subject to being withdrawn, and also set forth a framework for addressing the Supreme Court of Ohio's findings on customer participation, requesting the PUCO to initiate a proceeding to consider the Ohio Companies' proposal. If the PUCO approves a resolution to the issues raised by the Supreme Court of Ohio that is acceptable to the Ohio Companies, the Ohio Companies' termination will be withdrawn and considered to be null and void. Separately, the OCC and NOAC also submitted to the PUCO on July 20, 2006 a conceptual proposal dealing with the issue raised by the Supreme Court of Ohio. On July 26, 2006, the PUCO issued an Entry acknowledging the July 20, 2006 filings of the Ohio Companies and the OCC and NOAC, and giving the Ohio Companies 45 days to file a plan in a new docket to address the Court's concern. On September 19, 2006, the PUCO issued an Entry granting the Ohio Companies' Motion for extension of time to file the remand proposal. The Ohio Companies filed their RSP Remand CBP on September 29, 2006. The PUCO conducted a technical conference on December 1, 2006 to discuss the Ohio Companies' RSP Remand CBP.

        On March 1, 2006, the PUCO denied applications for rehearing of the PUCO's January 4, 2006 order approving the Ohio Companies' Rate Certainty Plan, or RCP, filed by several parties. The RCP was originally proposed by the Ohio Companies in 2005 as a supplement to the RSP to provide customers with more certain rate levels than otherwise available under the RSP during the plan period. Two parties subsequently filed notices of appeal with the Supreme Court of Ohio challenging the deferral of fuel and distribution costs approved under the RCP and the continuation of shopping credit caps approved under the RSP. If these appeals are successful in overturning the deferral authority granted by the PUCO, we may not be able to recover these fuel and distribution costs without further timely and adequate regulatory relief, which would adversely affect our results of operation.

        On December 30, 2004, the Ohio Companies filed with the PUCO two applications related to the recovery of transmission and ancillary service-related costs. The first application sought recovery of these costs beginning January 1, 2006. We requested that these costs be recovered through a rider that would be effective on January 1, 2006 and adjusted each July 1 thereafter. The parties reached a settlement agreement that was approved by the PUCO on August 31, 2005. Our portion of incremental transmission and ancillary service revenues recovered from January 1 through June 30, 2006 was approximately $23.5 million. That amount included the recovery of a portion of 2005 deferred Midwest Independent Transmission System Operator, Inc., or MISO, expenses, as described below. On April 27, 2006, the Ohio Companies filed the annual update rider to determine revenues ($50 million for us) from July 2006 through June 2007. The filed rider went into effect on July 1, 2006.

        The second application sought authority to defer costs associated with transmission and ancillary service-related costs incurred during the period from October 1, 2003 through December 31, 2005. On May 18, 2005, the PUCO granted the accounting authority for the Ohio Companies to defer incremental transmission and ancillary service-related charges incurred as a participant in MISO, but only for those costs incurred during the period December 30, 2004 through December 31, 2005. Permission to defer costs incurred prior to December 30, 2004 was denied. The PUCO also authorized the Ohio Companies to accrue carrying charges on the deferred balances. On August 31, 2005, the OCC appealed the PUCO's decision. On January 20, 2006, the OCC sought rehearing of the PUCO approval of the recovery of deferred costs through the rider during the period January 1, 2006 through June 30, 2006. The PUCO denied the OCC's application on February 6, 2006. On March 23, 2006, the OCC appealed the PUCO's order to the Ohio Supreme Court. On March 27, 2006, the OCC filed a motion to consolidate this appeal with the deferral appeals discussed above and to postpone oral arguments in the deferral appeal until after all briefs are filed in this most recent appeal of the rider recovery mechanism. On March 20, 2006, the Ohio Supreme Court, on its own motion, consolidated the OCC's appeal of the Ohio Companies' case with a similar case involving The Dayton Power and Light Company. Oral arguments were heard on May 10, 2006. On November 29, 2006, the Ohio Supreme Court affirmed the PUCO's order with respect to the deferral of incremental transmission and ancillary service-related charges. Motions for reconsideration of the Ohio Supreme Court's decision are due within ten days.

  Nuclear generation involves risks that include uncertainties relating to health and safety, additional capital costs, the adequacy of insurance coverage and nuclear plant decommissioning.

        On December 16, 2005, our affiliates, Pennsylvania Power Company, or Penn, and the Ohio Companies transferred their undivided ownership interests in their nuclear generation assets to NGC. We retained, however, our leasehold interests in certain of the plants that are currently subject to sale and leaseback arrangements with non-affiliates. FirstEnergy Nuclear Operating Company continues to operate and maintain the nuclear generation assets.

        We are exposed to losses as co-lessee with our affiliate, The Toledo Edison Company, under sale and leaseback agreements for a portion of Unit 2 at the Beaver Valley Power Station, a nuclear power plant, upon the occurrence of certain contingent events that could render that facility worthless. Although we believe these types of events are unlikely to occur, we and our co-lessee have a maximum exposure to loss under these provisions of approximately $510 million.

        Also, as a former owner, and a continuing co-lessee under sale and leaseback arrangements, of nuclear facilities, we are subject to the risks of nuclear generation, including but not limited to the following:

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  the potential harmful effects on the environment and human health resulting from the operation of nuclear facilities and the storage, handling and disposal of radioactive materials;

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  limitations on the amounts and types of insurance commercially available to cover losses that might arise in connection with our nuclear operations or those of others in the United States;

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  uncertainties with respect to contingencies and assessments if insurance coverage is inadequate; and

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  uncertainties with respect to the technological and financial aspects of decommissioning nuclear plants at the end of their licensed operation.

        The NRC has broad authority under federal law to impose licensing, security and safety-related requirements for the operation of nuclear generation facilities. In the event of non-compliance, the NRC has the authority to impose fines and/or shut down a unit, depending upon its assessment of the severity of the situation, until compliance is achieved. Revised safety requirements promulgated by the NRC could necessitate substantial capital expenditures at nuclear plants, including those we lease.

        Our leasehold interests in Beaver Valley Unit 2 are insured under Nuclear Electric Insurance Limited policies issued for that plant. Under these policies, up to $2.75 billion of insurance coverage is provided for property damage and decontamination and decommissioning costs, approximately $502 million of which would apply to our and our co-lessee's leasehold interests. Approximately $490 million of insurance coverage for replacement power costs have also been obtained. Under these policies, we and our co-lessee can be assessed a maximum of approximately $2.7 million for incidents at any covered nuclear facility occurring during a policy year that are in excess of accumulated funds available to the insurer for paying losses.

  Changes in commodity prices could adversely affect our profit margins.

        On November 1, 2005, our affiliate, FirstEnergy Solutions Corp., or FES, filed a power sales agreement for approval with the FERC. The power sales agreement calls for FES to provide the "provider of last resort", or PLR, requirements of the Ohio Companies, at a price equal to the retail generation rates approved by the PUCO for the Ohio Companies for a period of three years beginning January 1, 2006. We and the other Ohio Companies would be relieved of our obligation to obtain PLR power requirements from FES if the Ohio CBP approved in the RSP proceeding results in a lower price for retail customers.

        On December 29, 2005, the FERC issued an order setting the power sales agreement for hearing. The order criticized the Ohio CBP, and required FES to submit additional evidence in support of the reasonableness of the prices charged in the power sales agreement. A pre-hearing conference was held on January 18, 2006 to determine the hearing schedule in this case. Under the procedural schedule approved in this case, FES expected an initial decision to be issued in this case in late January 2007. However, on July 14, 2006, the Chief Judge granted the joint motion of FES and the Trial Staff to appoint a settlement judge in this proceeding and the procedural schedule was suspended pending settlement discussions. A settlement conference was held on September 5, 2006. FES, the Ohio Companies and the PUCO, along with other parties, reached an agreement to settle the case. The settlement was filed with the FERC presiding administrative law judge, or ALJ, on October 17, 2006, and was unopposed by the remaining parties, including the FERC Trial Staff. Initial comments in support of the settlement were filed on November 6, 2006 by the FERC Trial Staff and industrial intervenors. On November 17, 2006, the ALJ certified the settlement as uncontested to the FERC, finding it a fair and reasonable resolution of the issues being litigated and in the public interest.

        The terms of the settlement provide for modification of the Ohio Companies' power supply agreement with FES. Under the Ohio power supply agreement, separate rates are established for the Ohio Companies' PLR requirements, special retail contract requirements, wholesale contract requirements, and interruptible buy-through retail load requirements. For our PLR and special retail contract requirements, the Ohio Companies will pay FES no more than the lower of (i) the sum of the retail generation charge, the rate stabilization charge, the fuel recovery mechanism charge, and FES'

actual incremental fuel costs for such sales; or (ii) the applicable wholesale price cap. Different wholesale price caps are imposed for PLR sales, special retail contracts, and wholesale contracts. The wholesale price for interruptible buy-through retail load requirements is limited to the actual spot price of power obtained by FES to provide this power. As a result of the settlement, in the third quarter of 2006, we recognized approximately $34 million for estimated additional amounts payable to FES for power supplied during the nine months ended September 30, 2006. The FERC is expected to act on this case by the end of 2006. Although we expect the FERC will approve the settlement substantially as filed, there can be no assurance that it will not reject or modify it, which could result in our incurring increased power supply costs.

        To the extent any of our power supply costs are greater than what the PUCO permits us to recover in rates, we are subject to the risk of increasing power costs. Electricity prices may fluctuate substantially over relatively short periods of time for a variety of reasons, including:

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  changing weather conditions or seasonality;

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  changes in electricity usage by our customers;

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  illiquidity in wholesale power and other markets;

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  transmission congestion or transportation constraints, inoperability or inefficiencies;

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  availability of competitively priced alternative energy sources;

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  changes in supply and demand for energy commodities;

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  changes in power production capacity;

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  outages at power production facilities that supply us or others; and

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  natural disasters, wars, acts of sabotage, terrorist acts, embargoes and other catastrophic events.

  We may ultimately incur liability in connection with federal proceedings.

        On October 20, 2004, FirstEnergy was notified by the SEC that the previously disclosed informal inquiry initiated by the SEC's Division of Enforcement in September 2003 relating to the restatements in August 2003 of previously reported results by FirstEnergy and the Ohio Companies, and the Davis-Besse Nuclear Power Station extended outage, have become the subject of a formal order of investigation. The SEC's formal order of investigation also encompasses issues raised during the SEC's examination of FirstEnergy and its subsidiaries under PUHCA, which has since been repealed. Concurrent with this notification, FirstEnergy received a subpoena asking for background documents and documents related to the restatements and Davis-Besse issues. On December 30, 2004, FirstEnergy received a subpoena asking for documents relating to issues raised during the SEC's PUHCA examination. On August 24, 2005, additional information was requested regarding Davis-Besse. FirstEnergy has cooperated fully with the informal inquiry and will continue to do so with the formal investigation.

  Weather conditions such as tornadoes, hurricanes, storms, ice and droughts, as well as seasonal temperature variations, could have a negative impact on our results of operations.

        Weather conditions directly influence the demand for electric power. In our service area, demand for power peaks during the summer months, with market prices also typically peaking at that time. As a result, overall operating results may fluctuate on a seasonal and quarterly basis. In addition, we have historically sold less power, and consequently received less revenue, when weather conditions are milder. Severe weather, such as tornadoes, hurricanes, storms, ice, droughts or other natural disasters, may cause outages and property damage that may require us to incur additional costs that are generally not insured and that may not be recoverable from customers. The effect of the failure of our facilities to operate as planned under these conditions would be particularly burdensome during a peak demand period.

  We are subject to financial performance risks related to the economic cycles of the electric utility industry.

        Our business follows the economic cycles of our customers. Sustained downturns or sluggishness in the economy generally affects the markets in which we operate and negatively influences our energy operations. Declines in demand for electricity as a result of economic downturns will reduce overall electricity sales and lessen our cash flows, especially as industrial customers reduce production, resulting in less consumption of electricity. Economic conditions also impact the rate of delinquent customer accounts receivable.

  We face certain human resource risks associated with the availability of trained and qualified labor to meet our future staffing requirements.

        Workforce demographic issues challenge employers nationwide and are of particular concern to the electric utility industry. The median age of utility workers is significantly higher than the national average. Today, nearly one-half of the industry's workforce is age 45 or higher. Consequently, we face the difficult challenge of finding ways to retain our aging skilled workforce while recruiting new talent to mitigate losses in critical knowledge and skills due to retirements. Mitigating these risks could require additional financial commitments.

  Acts of war or terrorism could negatively impact our business.

        The possibility that our infrastructure, or that of an interconnected company, such as electric generation, transmission and distribution facilities could be direct targets of, or indirect casualties of, an act of war could affect our operations. Our facilities, or the generation plants, transmission and distribution facilities of interconnected companies, may be targets of terrorist activities that could result in disruption of our ability to purchase or distribute electricity. Any such disruption could result in a decrease in revenues and additional costs to purchase electricity and to replace or repair our assets, which could have a material adverse impact on our results of operations and financial condition.

  Increases in interest rates and/or a downgrade of credit ratings could negatively affect our financing costs and our ability to access capital.

        We have near-term exposure to interest rates from outstanding indebtedness indexed to variable interest rates, and we have exposure to future interest rates as we plan to raise debt in the capital markets to meet maturing debt obligations and fund construction. Interest rates could change in significant ways as a result of economic or other events that our risk management processes were not established to address. As a result, we cannot always predict the impact that our risk management decisions may have on us if actual events lead to greater losses or costs than our risk management positions were intended to hedge. Although we employ risk management techniques to hedge against interest rate volatility, significant and sustained increases in market interest rates could materially increase our financing costs and negatively impact our reported results.

        We rely on access to bank and capital markets as sources of liquidity for cash requirements not satisfied by cash flows from operations. A downgrade in our credit ratings from the nationally-recognized credit rating agencies to a level below investment grade, could negatively affect our ability to access the bank and capital markets, especially in a time of uncertainty in either of those markets. A ratings downgrade would also increase the fees we pay on our various credit facilities, thus increasing the cost of our working capital. Our senior unsecured debt ratings from S&P and Moody's are investment grade. The current ratings outlook from S&P is stable and the ratings outlook from Moody's is positive.

RISKS RELATED TO THIS OFFERING

  If an active trading market does not develop for the Senior Notes, you may be unable to sell the Senior Notes or to sell them at a price you deem sufficient.

        The Senior Notes will be new securities for which there is no established trading market. We do not intend to apply for listing of the Senior Notes on any national securities exchange or to arrange for the Senior Notes to be quoted on any automated system. We provide no assurance as to:

  •
  the liquidity of any trading market that may develop for the Senior Notes;

  •
  the ability of holders to sell their Senior Notes; or

  •
  the price at which holders would be able to sell their Senior Notes.

        Even if a trading market develops, the Senior Notes may trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including:

  •
  prevailing interest rates;

  •
  the number of holders of Senior Notes;

  •
  the interest of securities dealers in making a market for the Senior Notes; and

  •
  our operating results.

        If a market for the Senior Notes does not develop, purchasers may be unable to resell the Senior Notes for an extended period of time. Consequently, a holder of Senior Notes may not be able to liquidate its investment readily, and the Senior Notes may not be readily accepted as collateral for loans. In addition, market-making activities will be subject to restrictions of the Securities Act and the Exchange Act.

  Our obligations under the Senior Notes will be unsecured.

        Our obligations under the Senior Notes will be unsecured and will rank equally in right of payment with all our other unsecured and unsubordinated debt outstanding from time to time. In the event of a bankruptcy, liquidation or dissolution, our assets would be available to pay obligations pro rata with payments on obligations of equal rank. As of September 30, 2006, we had approximately $1.1 billion of secured debt which would be senior to the Senior Notes.

  We may be able to issue substantially more debt, a portion of which could be additional secured debt.

        The indenture does not limit the amount of indebtedness we may issue. However, the limitation on liens provision of the indenture limits the amount of secured debt that we are able to issue. As of September 30, 2006, we would have been able to incur up to approximately $579 million of secured debt which would be senior to the Senior Notes under this test.

WHERE YOU CAN FIND MORE INFORMATION

        Please see "Where You Can find More Information" in the accompanying prospectus. The SEC allows us to "incorporate by reference" the information filed by us with the SEC, which means that we can refer you to important information without restating it in this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and should be read with the same care. In addition to the documents referred to under "Where You Can Find More Information" in the accompanying prospectus, at the date of this prospectus supplement, we incorporate by reference our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 and any future reports that we file with the SEC under the Exchange Act if the filings are made prior to the time that all of the Senior Notes are sold in this offering. You may access a copy of any or all of these filings, free of charge, at FirstEnergy Corp.'s website (http://www.firstenergycorp.com) or by writing or calling us at the following address:

The Cleveland Electric Illuminating Company
c/o FirstEnergy Corp.
76 South Main Street
Akron, Ohio 44308-1890
Attn: Investor Services
(800) 736-3402

CAPITALIZATION

        The following table sets forth our capitalization as of September 30, 2006 as adjusted for this offering, and to give effect to the use of proceeds from this offering and other committed financing activities before the end of 2006.

	Actual September 30, 2006		As Adjusted September 30, 2006(1)
	($ in thousands) (Unaudited)
Capitalization:
Common Stockholder's Equity—Common stock, Without Par Value, Authorized 105,000,000 Shares—79,590,689 Shares Outstanding	$1,355,957	35.3%	$	%
Retained Earnings	716,077	18.7%		%
Long-Term Debt and Other Long-Term Obligations	1,766,195	46.0%		%

Total Capitalization	$3,838,229	100.0%	$	%

(1)
As adjusted to reflect (i) the anticipated redemptions of $258.3 million aggregate principal amount of pollution control notes with a resulting reduction in the applicable affiliate notes payables from FirstEnergy Nuclear Generation Corp. and FirstEnergy Generation Corp. relating to the generation asset transfers completed in 2005 and (ii) our issuance and sale of the Senior Notes and our application of the net proceeds of the sale to effect the proposed repurchase of up to approximately $300 million of our common stock from our parent company, FirstEnergy. See "Use of Proceeds".

RATIO OF EARNINGS TO FIXED CHARGES

        Our consolidated ratios of earnings to fixed charges for the periods ended December 31, 2005 and September 30, 2006 are as follows:

	Nine Months Ended September 30, 2006	Year Ended December 31, 2005
Consolidated ratio of earnings to fixed charges	3.87	3.14

(1)
"Earnings" for purposes of the calculation of Ratio of Earnings to Fixed Charges have been computed by adding to "Income before extraordinary items," total interest and other charges, before reduction for amounts capitalized, provision for income taxes and the estimated interest element of rentals charged to income. "Fixed charges" include interest on long-term debt, other interest expense, subsidiaries' preferred stock dividend requirements and the estimated interest element of rentals charged to income.

SELECTED FINANCIAL DATA

        You should read our selected financial data set forth below in conjunction with our historical consolidated financial statements and the related notes and other financial information contained in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

	(Unaudited) Nine Months Ended September 30, 2006
		Year Ended December 31,
		2005	2004	2003	2002	2001
	(in thousands)
Operating Revenues	$1,356,104	$1,868,161	$1,808,485	$1,719,739	$1,843,671	$2,064,622
Operating Income	416,917	308,852	327,909	255,615	306,152	354,422
Income Before Cumulative Effect of Accounting Change	246,927	231,058	236,531	197,033	136,962	177,905
Net Income	246,927	227,334	236,531	239,411	136,952	177,905
Earnings on Common Stock	246,927	224,416	229,523	231,885	121,262	153,067
Total Assets	5,994,541	6,101,670	6,675,377	6,758,501	6,500,238	6,515,968
Common Stockholder's Equity	2,072,034	1,942,074	1,853,561	1,778,827	1,200,001	1,082,041
Preferred Stock: Not Subject to Mandatory Redemption	—	—	96,404	96,404	96,404	141,475
Subject to Mandatory Redemption	—	—	—	—	105,021	106,288
Long-Term Debt and other Long-Term Obligations	1,766,195	1,939,300	1,970,117	1,884,643	1,975,001	2,156,322

USE OF PROCEEDS

        We estimate that the net proceeds to us from the sale of the Senior Notes will be approximately $           million, after giving effect to estimated underwriting discounts and commissions and estimated expenses.

        We expect to use the net proceeds to fund some or all of a proposed repurchase of up to $300 million of our common stock from our parent company, FirstEnergy, and to the extent available, for other general corporate purposes. We may invest some or all of these net proceeds pending their application for the above purposes, including in the FirstEnergy utility money pool.

DESCRIPTION OF THE SENIOR NOTES

        We will issue the Senior Notes under the indenture, dated as of December 1, 2003, between us and The Bank of New York Trust Company, N.A., as successor trustee to JPMorgan Chase Bank. The Senior Notes constitute debt securities as described in the accompanying prospectus and will contain all of the terms described in the accompanying prospectus under the heading "Description of Debt Securities." The Senior Notes will also contain the additional provisions described below.

General

        The indenture provides for the issuance of debt securities in an unlimited amount and in one or more series. The indenture, as supplemented by an officer's certificate, board resolution or supplemental indenture to be entered into with respect to each series of Senior Notes, contains the full legal description of the matters described in this section. The debt securities may be issued at various times, may have differing maturity dates and may bear interest at differing rates. We may from time to time, without the consent of the holders of our Senior Notes, create and issue additional Senior Notes having the same terms and conditions as the Senior Notes (except the issue date and issue price) so that the additional issuance is consolidated and forms a single series with the previously outstanding Senior Notes. The Senior Notes will be our senior unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

Maturity and Interest

        The Senior Notes will mature on December 15, 2036, unless earlier redeemed as described under "—Optional Redemption" below.

        Interest on the Senior Notes of each series will:

  •
  be payable in U.S. dollars at the rate of        % per annum;

  •
  be computed for each interest period on the basis of a 360-day year consisting of twelve 30-day months and for any period shorter than a full month, on the basis of the actual number of days elapsed in such period;

  •
  be payable semiannually in arrears on each June 15 and December 15, beginning on June 15, 2007 and at maturity;

  •
  initially accrue from, and include, the date of original issuance (i.e., December    , 2006); and

  •
  be paid to the persons in whose names the Senior Notes are registered at the close of business on the regular record date, which is the business day immediately preceding the respective interest payment date, so long as the Senior Notes are issued in book-entry only form. Otherwise, the record date will be the fifteenth calendar day next preceding the respective interest payment date. We shall not be required to make transfers or exchanges of Senior Notes for a period of 15 calendar days next preceding an interest payment date.

Form

        We will issue the Senior Notes only in registered form in denominations of $1,000 and multiples thereof. The Senior Notes initially will be issued in book-entry form only, through The Depository Trust Company. See "—Book-Entry" below.

Optional Redemption

        The Senior Notes will be redeemable, in whole or in part, at our option, at any time at a redemption price equal to the greater of:

  •
  100% of the principal amount of such Senior Notes being redeemed; and

  •
  the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted to the redemption date semiannually (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus    basis points,

plus, in either case, accrued and unpaid interest on the Senior Notes being redeemed to the redemption date.

        "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Senior Notes of the series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such securities.

        "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (2) if such release (or any successor release) is not published or does not contain such prices on such business day, (a) the average of the Reference Treasury Dealer Quotations for such redemption date or (b) if the trustee obtains only one Reference Treasury Dealer Quotation, such quotation.

        "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us.

        "Reference Treasury Dealer" means: (1) each of Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we shall replace that former dealer with another nationally-recognized investment banking firm that is a Primary Treasury Dealer; and (2) any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with us.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m. New York City time on the third business day preceding such redemption date.

        "Remaining Scheduled Payments" means, with respect to the Senior Notes to be redeemed, the remaining scheduled payments of principal of and interest on the Senior Notes that would be due after the related redemption date but for such redemption. If such redemption date is not an interest payment date with respect to such Senior Notes, the amount of the next succeeding scheduled interest payment on the Senior Notes will be reduced by the amount of interest accrued on such Senior Notes to such redemption date.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        All other terms for the redemption of the Senior Notes are set forth in the accompanying prospectus.

Book-Entry

        The certificate representing the Senior Notes, or Global Certificate, will be issued in fully registered form, without coupons. The Senior Notes will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as DTC's nominee in the form of a Global Certificate or will remain in the custody of the trustee pursuant to a FAST Balance Certificate Agreement between DTC and the trustee. Upon the issuance of the Global Certificate, DTC or its nominee will credit, on its internal system, the principal amount of the individual beneficial interests represented by such Global Certificate to the accounts of persons who have accounts with such depositary. Ownership of beneficial interests in a Global Certificate will be limited to persons who have accounts with DTC, or participants, or persons who hold interests through participants. Ownership of beneficial interests in a Global Certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

        So long as DTC, or its nominee, is the registered owner or holder of a Global Certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Senior Notes represented by such Global Certificate for all purposes under the indenture and the Senior Notes. No beneficial owner of an interest in a Global Certificate will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture.

        Payments of the principal of, and interest on, a Global Certificate will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Certificate, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Certificate as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such Global Certificate held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants and neither we, the trustee nor any paying agent will have any responsibility therefor.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a holder requires physical delivery of a certificated Senior Note for any reason, including to sell Senior Notes to persons in jurisdictions which require such delivery of such Senior Notes or to pledge such Senior Notes, such holder must transfer its interest in a Global Certificate in accordance with DTC's applicable procedures, or the procedures set forth in the indenture.

        DTC will take any action permitted to be taken by a holder of Senior Notes (including the presentation of Senior Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Certificate is credited and only in respect of such portion of the aggregate principal amount of the Senior Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Senior Notes, DTC will exchange a Global Certificate for certificated Senior Notes, which it will distribute to its participants.

        DTC has advised us that it is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly, or indirect participants. The rules applicable to DTC and its participants are on file with the SEC.

        Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the Senior Notes represented by a Global Certificate among its participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        If DTC is at any time unwilling or unable to continue as a depositary for a Global Certificate and a successor depositary is not appointed by us within 90 days, we will issue certificated Senior Notes in exchange for a Global Certificate.

        All payments of principal and interest will be made by us in immediately available funds.

        Secondary trading in long-term bonds and notes of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in the Senior Notes that are not certificated Senior Notes will trade in DTC's Same-Day Funds Settlement System until maturity. Therefore, the secondary market trading activity in such interests will settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Senior Notes.

        The information under this caption "—Book-Entry" concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we do not take any responsibility for the accuracy thereof. We have provided the foregoing descriptions of the operations and procedures to DTC solely as a matter of convenience. The operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. You are urged to contact DTC or its participants directly to discuss these matters.

UNDERWRITING

        Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated are acting as joint book-running managers of this offering and representatives of the underwriters named below. Under the terms and subject to the conditions contained in an underwriting agreement dated the date hereof, the underwriters named below have severally agreed to purchase, and we have agreed to sell to them, the principal amount of Senior Notes set forth opposite each of their names below.

Underwriters	Principal Amount
Lehman Brothers Inc.	$
Morgan Stanley & Co. Incorporated
Daiwa Securities America Inc.
KBC Financial Products USA Inc.
SBK-Brooks Investment Corp.
SunTrust Capital Markets, Inc.

Total	$	,000,000

        The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Senior Notes offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Senior Notes offered hereby if any Senior Notes are taken.

        The underwriters initially propose to offer part of the Senior Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and part to certain dealers at the public offering prices less a concession not in excess of        % of the principal amount of the Senior Notes. Any underwriter may allow, and any dealer may re-allow, a concession not in excess of        % of the principal amount of the Senior Notes to other underwriters or to certain dealers. After the initial offering of the Senior Notes, the offering price and other selling terms of the Senior Notes may from time to time be varied by the underwriters.

        Prior to this offering, there has been no public market for the Senior Notes. The underwriters have advised us that they presently intend to make a market for the Senior Notes. The underwriters are not obligated to make a market in the Senior Notes, however, and may cease market-making activities at any time. We cannot give any assurance as to the liquidity of any trading market for the Senior Notes.

        We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

        In order to facilitate the offering of the Senior Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Senior Notes. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the Senior Notes for their own account. In addition, to cover over-allotments or to stabilize the price of the Senior Notes, the underwriters may bid for, and purchase, the Senior Notes in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Senior Notes in the offering if the syndicate repurchases previously distributed Senior Notes of each series in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Senior Notes above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

        We estimate that we will incur offering expenses of approximately $658,100.

        We expect that delivery of the Senior Notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of pricing of the Senior Notes (this settlement cycle being referred to as "T+5"). Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Senior Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Senior Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. To calculate the number of business days that the securities will trade under alternate settlement, count back four business days from the settlement date (including the settlement date) and all the remaining business days including the trade date (T) will be the number of alternate days. Purchasers of Senior Notes who wish to trade Senior Notes on the date of pricing or the next succeeding business day should consult their own advisor.

        Certain of the underwriters may make the securities available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by MarketAxess Corporation, an Internet-based communications technology provider. MarketAxess Corporation is providing the system as a conduit for communications between those underwriters and their customers and is not a party to any transactions. MarketAxess Corporation, a registered broker-dealer, will receive compensation from those underwriters based on transactions those underwriters conduct through the system. Those underwriters will make the securities available to their customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

        Daiwa Securities America Inc., or DSA, has entered into an agreement with SMBC Securities, Inc., or SMBCSI, pursuant to which SMBCSI provides certain advisory and/or other services to DSA, including services with respect to this offering. In return for the provision of such services by SMBCSI to DSA, DSA will pay to SMBCSI a mutually agreed-upon fee.

        We and our affiliates have in the past entered into, and may in the future enter into, investment banking and commercial banking transaction with the underwriters and/or their affiliates for which they in the past received, and may in the future receive, customary fees. In addition, we may also engage the underwriters or their affiliates in respect of financial advisory services for which they have in the past received, and may in the future receive, customary fees.

LEGAL MATTERS

        Certain legal matters in connection with the validity of the Senior Notes offered by this prospectus supplement are being passed upon for us by Gary D. Benz, Esq., our Associate General Counsel, and by Akin Gump Strauss Hauer & Feld LLP, New York, New York, our special counsel, and for the underwriters by Thelen Reid Brown Raysman & Steiner LLP, New York, New York. As of October 31, 2006, Mr. Benz beneficially owned 37,746 shares of common stock of our parent, FirstEnergy, which includes nonqualified options to acquire 31,750 shares (24,650 of which are presently exerciseable), and 2,354 shares of unvested restricted stock units. Thelen Reid Brown Raysman & Steiner LLP has in the past represented, and continues to represent us, FirstEnergy and certain of our affiliates on other matters.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        With respect to the unaudited financial information of The Cleveland Electric Illuminating Company for (i) the three-month periods ended March 31, 2006 and 2005; (ii) the three and six-month periods ended June 30, 2006 and 2005; and (iii) the three and nine-month periods ended September 30, 2006 and 2005, incorporated by reference in this prospectus supplement and the accompanying prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports for such respective periods dated May 8, 2006, August 4, 2006 and October 31, 2006 incorporated by reference herein state that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited financial information because those reports are not "reports" or "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

$550,000,000

Debt Securities

        By this prospectus, we may from time to time offer our senior unsecured debt securities in one or more series with the same or different terms.

        This prospectus provides a general description of our debt securities. The specific terms of each series of debt securities will be determined at the time they are sold and will be included in a prospectus supplement. This prospectus may not be used to sell debt securities unless accompanied by a prospectus supplement that describes those debt securities.

        The address of our principal executive office is 76 South Main Street, Akron, Ohio 44308-1890 and our telephone number is (800) 736-3402.

        See "Risk Factors" in the prospectus supplement or appearing in the documents incorporated by reference in this prospectus.

        Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated October 31, 2006

RISK FACTORS

        Investing in our debt securities involves risks. We will include a description of the material risks relating to an investment in our debt securities in the prospectus supplement relating to a specific issue of debt securities. Before buying any debt securities, you should carefully consider the risks and other information we include under the heading "Risk Factors" in the prospectus supplement, our Annual Report on Form 10-K for the year ended December 31, 2005 and other documents incorporated by reference in this prospectus.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a shelf registration process. Under this shelf process, we may issue, from time to time, up to $550,000,000 of one or more series of our debt securities. Each time we issue a new series of debt securities under the registration statement we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and the additional information below under the heading "Where You Can Find More Information."

        For more detailed information about our debt securities, you can read the exhibits to the registration statement. Those exhibits have been filed with the registration statement or incorporated by reference from our other filings with the SEC, as indicated in the registration statement's list of exhibits.

        In this prospectus, unless the context indicates otherwise, the words "CEI," "we," "our," "ours" and "us" refer to The Cleveland Electric Illuminating Company.

FORWARD-LOOKING STATEMENTS

        Some of the statements contained in this prospectus and incorporated by reference into this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements include declarations regarding our intents, beliefs and current expectations. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology. Forward-looking statements are not guarantees of future performance, and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

        The forward-looking statements contained and incorporated by reference herein are qualified in their entirety by reference to the following important factors, which are difficult to predict, contain uncertainties, are beyond our control and may cause actual results to differ materially from those contained in forward-looking statements:

  •
  the speed and nature of increased competition and deregulation in the electric utility industry;

  •
  economic or weather conditions affecting future sales and margins;

  •
  changes in markets for energy services;

  •
  changing energy and commodity market prices;

  •
  our ability to continue to collect transition and other charges;

  •
  maintenance costs being higher than anticipated;

  •
  legislative and regulatory changes (including revised environmental requirements);

  •
  the repeal of the Public Utility Holding Company Act of 1935 and the legal and regulatory changes resulting from the implementation of the Energy Policy Act of 2005;

  •
  adverse regulatory or legal decisions and the outcomes of governmental investigations and oversight;

  •
  our inability to accomplish or realize anticipated benefits from strategic goals (including employee workforce factors);

  •
  the anticipated benefits from our voluntary pension plan contributions;

  •
  our ability to experience growth in the distribution business;

  •
  our ability to access the public securities and other capital markets and the cost of such capital;

  •
  the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the August 14, 2003 regional power outages;

  •
  the outcome of future competitive bid processes under the Ohio Rate Stabilization Plan;

  •
  the risks and other factors discussed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2005, and in this prospectus and the prospectus supplement relating to a specific issue of debt securities, in each case, under the heading "Risk Factors"; and

  •
  other similar factors.

        Any forward-looking statements speak only as of the date of this prospectus, and we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of such factors, nor can we assess the impact of any such factors on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. The foregoing review of factors should not be construed as exhaustive.

THE CLEVELAND ELECTRIC ILLUMINATING COMPANY

        We are one of eight wholly-owned electric utility operating subsidiaries of FirstEnergy Corp., or FirstEnergy. We were organized under the laws of the State of Ohio in 1892 and own property and do business as an electric public utility in that state. We engage primarily in the distribution and sale of electric energy to communities in a 1,700 square mile area of northeastern Ohio. The area we serve has a population of approximately 1.9 million.

RATIO OF EARNINGS TO FIXED CHARGES

        Our consolidated ratios of earnings to fixed charges for each of the five fiscal years ended December 31, 2005 and the six months ended June 30, 2006 are as follows:

Year Ended December 31:
2001	2.26
2002	1.92
2003	2.53
2004	3.00
2005	3.14
Six Months Ended June 30, 2006	3.87

        The ratio of earnings to fixed charges represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of income before extraordinary items, fixed charges, capitalized interest, and the provision for income taxes. Fixed charges consist of interest on long-term debt before the reduction for amounts capitalized, subsidiary's preferred stock dividend requirements and an estimate of the interest portion of all rentals charged to income.

USE OF PROCEEDS

        We intend to use the proceeds we receive from issuance of these debt securities for general corporate purposes, unless otherwise specified in the prospectus supplement relating to a specific issue of debt securities. General corporate purposes may include, but are not limited to, financing and operating activities, capital expenditures, acquisitions, maintenance of our assets, and refinancing our existing indebtedness and returning capital to our parent.

DESCRIPTION OF DEBT SECURITIES

        The following summary sets forth the general terms and provisions of the debt securities that we may offer by this prospectus. This summary does not purport to be complete, and is subject to, and qualified in its entirety by reference to, the provisions of the indenture, dated as of December 1, 2003, between us and The Bank of New York Trust Company, N.A. as successor trustee to JPMorgan Chase Bank, under which the debt securities will be issued, and the Trust Indenture Act of 1939, as amended. You should read the indenture incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in an accompanying prospectus supplement, these sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of a specific issue of debt securities in the applicable prospectus supplement.

General

        We will issue the debt securities offered by this prospectus as one or more series of our senior unsecured debt securities under the indenture. The debt securities will rank equally with all of our other unsecured and unsubordinated debt. The indenture gives us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indenture. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the indenture will be described in the prospectus supplement relating to those debt securities.

        There is no requirement under the indenture that future issues of our debt securities be issued exclusively under the indenture. Accordingly, we will be free to use other indentures or documentation, containing provisions different from those included in the indenture or applicable to one or more issues of debt securities, in connection with future issues of other debt securities.

        The indenture does not limit the aggregate principal amount of debt securities that we may issue under the indenture. The indenture provides that the debt securities may be issued in one or more series. The debt securities may be issued at various times and may have differing maturity dates and may bear interest at differing rates. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

        Prior to the issuance of each series of debt securities, the terms of the particular securities will be specified in a supplemental indenture, a board resolution or one or more officer's certificates authorized pursuant to a board resolution. We refer you to the applicable prospectus supplement for a description of the following terms of the particular series of debt securities offered thereby:

  •
  title of the debt securities;

  •
  any limit on the aggregate principal amount of the debt securities;

  •
  the person to whom any interest on the debt securities shall be payable, if other than the person in whose name the debt securities are registered at the close of business on the regular record date for that interest;

  •
  the date or dates on which the principal of the debt securities will be payable or how the date or dates will be determined;

  •
  the rate or rates at which the debt securities will bear interest, if any, or how the rate or rates will be determined, and the date or dates from which interest will accrue;

  •
  the dates on which interest will be payable;

  •
  the record dates for payments of interest;

  •
  the place or places, if any, in addition to the office of the trustee, where the principal of, and premium, if any, and interest, if any, on the debt securities will be payable;

  •
  the period or periods within which, the price or prices at which, and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option;

  •
  any sinking fund or other provisions or options held by holders of the debt securities that would obligate us to purchase or redeem the debt securities;

  •
  the percentage, if less than 100%, of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated;

  •
  whether the debt securities will be issued in book-entry form, represented by one or more global securities certificates deposited with, or on behalf of, a securities depositary and registered in the name of the depositary or its nominee, and if so, the identity of the depositary;

  •
  any changes or additions to the events of default under the indenture or changes or additions to our covenants under the indenture;

  •
  any collateral security, assurance or guarantee for the debt securities; and

  •
  any other specific terms applicable to the debt securities.

        Unless we otherwise indicate in the applicable prospectus supplement, the debt securities will be denominated in United States currency in minimum denominations of $1,000 and multiples of $1,000.

        Unless we otherwise indicate in the applicable prospectus supplement, there are no provisions in the indenture or the debt securities that require us to redeem, or permit the holders to cause a redemption of, the debt securities or that otherwise protect the holders in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control of our company.

        If applicable, the prospectus supplement relating to an issue of debt securities will describe any special United States federal income tax considerations relevant to those debt securities.

Payment and Paying Agents

        Unless otherwise indicated in a prospectus supplement, we will pay interest on our debt securities on each interest payment date by wire transfer to an account at a banking institution in the United States that is designated in writing to the trustee by the person entitled to that payment or by check mailed to the person in whose name the debt security is registered as of the close of business on the regular record date relating to the interest payment date, except that interest payable at stated maturity, upon redemption or otherwise, will be paid to the person to whom principal is paid. However, if we default in paying interest on a debt security, we may pay defaulted interest to the registered owner of the debt security as of the close of business on a special record date selected by the trustee, which will be between 10 and 15 days before the date we propose for payment of the defaulted interest, or in any other lawful manner of payment that is consistent with the requirements of any securities exchange on which the debt securities may be listed for trading, if the trustee finds it practicable.

Redemption

        We will set forth any terms for the redemption of debt securities in a prospectus supplement. Unless we indicate differently in a prospectus supplement, and except with respect to debt securities redeemable at the option of the registered holder, debt securities will be redeemable upon notice by mail between 30 and 60 days prior to the redemption date. If less than all of the debt securities of any series or any tranche of a series are to be redeemed, the trustee will select the debt securities to be redeemed and will choose the method of random selection it deems fair and appropriate.

        Debt securities will cease to bear interest on the redemption date. We will pay the redemption price and any accrued and unpaid interest to the redemption date once you surrender the debt security for redemption. If only part of a debt security is redeemed, the trustee will deliver to you a new debt security of the same series for the remaining portion without charge.

        We may make any redemption conditional upon the receipt by the paying agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. In this circumstance, if the paying agent has not received the money by the date fixed for redemption, we will not be required to redeem the debt securities.

Registration, Transfer and Exchange

        The debt securities will be issued without interest coupons unless otherwise indicated in the applicable prospectus supplement. Debt securities of any series will be exchangeable for other debt securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor, unless otherwise indicated in the applicable prospectus supplement.

        Unless we otherwise indicate in the applicable prospectus supplement, debt securities may be presented for registration of transfer, duly endorsed or accompanied by a duly executed written instrument of transfer, at the office or agency maintained for this purpose, without service charge except for reimbursement of taxes and other governmental charges as described in the indenture.

        In the event of any redemption of debt securities of any series, the trustee will not be required to exchange or register a transfer of any debt securities of the series selected, called or being called for redemption except the unredeemed portion of any debt security being redeemed in part.

Certain Covenants

  Limitation on Liens

        The indenture provides that, so long as any debt securities are outstanding, we may not issue, assume, guarantee or permit to exist any Debt (as defined below) that is secured by any mortgage, security interest, pledge or lien ("Lien") of or upon any of our Operating Property (as defined below), whether owned at the date of the indenture or subsequently acquired, without effectively securing such debt securities (together with, if we so determine, any of our other indebtedness ranking equally with such debt securities) equally and ratably with that Debt (but only so long as that Debt is so secured).

        The foregoing restriction will not apply to:

  (1)
  Liens on any Operating Property existing at the time of its acquisition (which Liens may also extend to subsequent repairs, alterations and improvements to that Operating Property);

  (2)
  Liens on operating property of a corporation existing at the time such corporation is merged into or consolidated with, or at the time the corporation sells, leases or otherwise disposes of its properties (or those of a division) as or substantially as an entirety to, us;

  (3)
  Liens on Operating Property to secure the costs of acquisition, construction, development or substantial repair, alteration or improvement of property or to secure Debt incurred to provide funds for any of those purposes or for reimbursement of funds previously expended for any of those purposes, provided the Liens are created or assumed contemporaneously with, or within 18 months after, the acquisition or the completion of substantial repair or alteration, construction, development or substantial improvement;

  (4)
  Liens in favor of any state or any department, agency or instrumentality or political subdivision of any state, or for the benefit of holders of securities issued by any such entity (or providers of credit enhancement with respect to those securities), to secure any Debt (including, without limitation, our obligations with respect to industrial development, pollution control or similar revenue bonds) incurred for the purpose of financing or refinancing all or any part of the purchase price or the cost of substantially repairing or altering, constructing, developing or substantially improving property which at the time of such purchase, repair, alteration, construction, development or improvement was owned or operated by us;

  (5)
  Liens securing Debt outstanding as of the date of issuance of the debt securities as the first series of debt securities issued under the indenture;

  (6)
  Liens securing Debt which matures less than 12 months from its issuance or incurrence and is not extendible at our option;

  (7)
  Liens on Operating Property which is the subject of a lease agreement designating us as lessee and all of our right, title and interest in such Operating Property and such lease agreement, whether or not such lease agreement is intended as security;

  (8)
  Liens for taxes and similar levies, deposits to secure performance or obligations under certain specified circumstances and laws, mechanics' and other similar Liens arising in the ordinary course of business, Liens created by or resulting from legal proceedings being contested in good faith, and certain other similar Liens arising in the ordinary course of business;

  (9)
  Liens related to moneys held in trust by the trustee for the benefit of the holders of the debt securities; or

  (10)
  any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in clauses (1) through (9), provided, however, that the principal amount of Debt secured thereby and not otherwise authorized by clauses (1) through (9), must not exceed the principal amount of Debt, plus any premium or fee payable in connection with the extension, renewal or replacement, so secured at the time of the extension, renewal or replacement.

        However, the foregoing restriction will not apply to our issuance, assumption or guarantee of Debt secured by a Lien which would otherwise be subject to the foregoing restriction up to an aggregate amount which, together with all of our other secured Debt then outstanding (not including secured Debt permitted under any of the foregoing exceptions) and the Value (as defined below) of Sale and Lease-Back Transactions (as defined below) existing at that time (other than Sale and Lease-Back Transactions the proceeds of which have been applied to the retirement of certain indebtedness, Sale and Lease-Back Transactions in which the property involved would have been permitted to be subjected to a Lien under any of the foregoing exceptions in clauses (1) to (10) and Sale and Lease-Back Transactions that are permitted by the first sentence of "—Limitation on Sale and Lease-Back Transactions" below), does not exceed the greater of 15% of our Net Tangible Assets and 15% of Capitalization (as those terms are defined below), in each case, determined in accordance with generally accepted accounting principles ("GAAP") and as of a date not more than 60 days prior to such issuance, assumption or guarantee of debt. As of June 30, 2006, our Net Tangible Assets were $2.8 billion and our Capitalization was $3.9 billion.

  Limitation on Sale and Lease-Back Transactions

        The indenture provides that so long as any debt securities are outstanding, we may not enter into or permit to exist, any Sale and Lease-Back Transaction with respect to any Operating Property (except for transactions involving leases for a term, including renewals, of not more than 48 months), if the purchasers' commitment is obtained more than 18 months after the later of the completion of the acquisition, construction or development of that Operating Property or the placing in operation of that Operating Property or of that Operating Property as constructed or developed or substantially repaired, altered or improved.

        This restriction will not apply if:

  •
  we would be entitled pursuant to any of the provisions described in clauses (1) to (10) of the first sentence of the second paragraph under "—Limitation on Liens" above to issue, assume, guarantee or permit to exist Debt secured by a Lien on that Operating Property without equally and ratably securing the debt securities;

  •
  after giving effect to a Sale and Lease-Back Transaction, we could incur pursuant to the provisions described in the last paragraph under "—Limitation on Liens" above, at least $1.00 of additional Debt secured by Liens (other than Liens permitted by the preceding paragraph); or

  •
  we apply within 180 days an amount equal to, in the case of a sale or transfer for cash, the net proceeds (not exceeding the net book value), and, otherwise, an amount equal to the fair value (as determined by our Board of Directors) of the Operating Property so leased, to the retirement of debt securities or other of our Debt ranking equally with the debt securities, subject to reduction for debt securities and Debt retired during the 180-day period otherwise than pursuant to mandatory sinking fund or prepayment provisions and payments at stated maturity.

        The term "Capitalization," as used above, means the total of all the following items appearing on, or included in, our consolidated balance sheet: (i) liabilities for indebtedness maturing more than 12 months from the date of determination; and (ii) common stock, preferred stock, premium on capital stock, capital surplus, capital in excess of par value, and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of our capital stock held in our treasury.

        The term "Debt," as used above, means any outstanding debt for money borrowed evidenced by notes, debentures, bonds, or other securities.

        The term "Net Tangible Assets," as used above, means the amount shown as total assets on our consolidated balance sheet, less the following: (i) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, and unamortized debt discount and expense and other regulatory assets carried as an asset on our consolidated balance sheet; (ii) current liabilities; and (iii) appropriate adjustments, if any, related to minority interests. Such amounts shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged and may be determined as a date not more than sixty (60) days prior to the happening of the event for which such determination is being made.

        The term "Operating Property," as used above, means (i) any interest in real property owned by us and (ii) any asset owned by us that is depreciable in accordance with GAAP.

        The term "Sale and Lease-Back Transaction," as used above, means any arrangement with any person providing for the leasing to us of any Operating Property (except for leases for a term, including any renewals, of not more than 48 months), which Operating Property has been or is to be sold or transferred by us to such person; provided, however, Sale and Lease-Back Transaction does not include any arrangement first entered into prior to the date of the indenture and involving the exchange of any Operating Property for any property subject to an arrangement first entered into prior to the date of the indenture.

        The term "Value," as used above, means, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (i) the net proceeds to us from the sale or transfer of the property leased pursuant to the Sale and Lease-Back Transaction or (ii) the net book value of the property leased, as determined by us in accordance with GAAP, in either case multiplied by a fraction, the numerator of which will be equal to the number of full years of the term of the lease that is part of the Sale and Lease-Back Transaction remaining at the time of determination and the denominator of which will be equal to the number of full years of the term of the lease, without regard, in any case, to any renewal or extension options contained in the lease.

Consolidation, Merger, Conveyance, Sale or Transfer

        We have agreed not to consolidate with or merge into any other entity or convey, sell or otherwise transfer our properties and assets substantially as an entirety to any entity unless:

  •
  the successor is an entity organized and existing under the laws of the United States of America or any State of the United States or the District of Columbia;

  •
  the successor expressly assumes by a supplemental indenture the due and punctual payment of the principal of, and premium, if any, and interest, if any, on all the outstanding debt securities under the indenture and the performance of every covenant of the indenture that we would otherwise have to perform or observe; and

  •
  immediately after giving effect to the transactions, no event of default with respect to any series of debt securities and no event which after notice or lapse of time or both would become an event of default with respect to any series of debt securities shall have occurred and be continuing.

Modification of the Indenture

        Under the indenture or any supplemental indenture, the rights of the holders of debt securities may be changed with the consent of the holders representing a majority in principal amount of the outstanding debt securities of all series affected by the change, voting as one class, provided that the following changes may not be made without the consent of the holders of each outstanding debt security affected thereby:

  •
  change the fixed date upon which the principal of or the interest on any debt security is due and payable, or reduce the principal amount thereof or the rate of interest thereon or change the method of calculating such rate of interest or reduce any premium payable upon the redemption thereof, or reduce the amount of the principal of an original issue discount security that would be payable upon a declaration of acceleration of the maturity thereof, or change the currency in which, any debt security or any premium, if any, or the interest thereon is payable, or impair the right to institute suit for the enforcement of any payment on or after the date such payment is due or, in the case of redemption, on or after the date fixed for such redemption;

  •
  reduce the stated percentage of debt securities, the consent of the holders of which is required for any modification of the applicable indenture or for waiver by the holders of certain of their rights; or

  •
  modify certain provisions of the indenture.

        An "original issue discount security" means any security authenticated and delivered under the indenture which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the maturity thereof.

        The indenture also permits us and the trustee to amend the indenture without the consent of the holders of any debt securities for any of the following purposes:

  •
  to evidence the assumption by any permitted successor of our covenants in the indenture and in the debt securities;

  •
  to add to the covenants with which we must comply or to surrender any of our rights or powers under the indenture;

  •
  to add additional events of default;

  •
  to change, eliminate, or add any provision to the indenture; provided, however, if the change, elimination, or addition will adversely affect the interests of the holders of debt securities of any series, other than any series the terms of which permit such change, elimination or addition, in any material respect, such change, elimination, or addition will become effective with respect to such series only:

  (1)
  when the consent of the holders of debt securities of such series has been obtained in accordance with the indenture; or

  (2)
  when no debt securities of such series remain outstanding under the indenture;

  •
  to provide collateral security for all of the debt securities;

  •
  to establish the form or terms of debt securities of any other series as permitted by the indenture;

  •
  to provide for the authentication and delivery of bearer securities and coupons attached thereto and for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of the holders of the debt securities;

  •
  to evidence and provide for the acceptance of appointment of a successor trustee;

  •
  to provide for the procedures required for use of a noncertificated system of registration for the debt securities of all or any series;

  •
  to change any place where debt securities may be surrendered for registration of transfer or exchange, and notices to us may be served; or

  •
  to cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the indenture; provided that such action shall not adversely affect the interests of the holders of debt securities of any series in any material respect.

Events of Default

        An event of default with respect to any series of debt securities is defined in the indenture as being any one of the following:

  •
  failure to pay interest on the debt securities of that series for 30 days after payment is due, provided, however, if applicable to that series, that a valid extension of the interest payment period by us as contemplated in the indenture will not constitute a failure to pay interest;

  •
  failure to pay principal of or any premium on the debt securities of that series when due, whether at stated maturity or upon earlier acceleration or redemption;

  •
  failure to perform or breach of any covenant or warranty in the indenture for 90 days after we are given written notice from the trustee or the trustee receives written notice from the registered owners of at least 33% in principal amount of the debt securities of that series; however, the trustee or the trustee and the holders of such principal amount of debt securities of that series can agree to an extension of the 90-day period and such an agreement to extend will automatically be deemed to occur if we are diligently pursuing action to correct the default;

  •
  certain events of bankruptcy, insolvency, reorganization, receivership or liquidation relating to us; and

  •
  any other event of default included in the supplemental indenture, board resolution or officer's certificate for that series of debt securities.

        An event of default regarding a particular series of debt securities will not necessarily constitute an event of default for any other series of debt securities.

        We will be required to file annually with the trustee an officer's certificate as to the absence of default in performance of certain covenants in the indenture. The indenture provides that the trustee may withhold notice to the holders of the debt securities of any default, except in the case of default in the payment of principal of, or premium, if any, or interest, if any, on the debt securities or in the payment of any sinking fund installment with respect to the debt securities, if the trustee in good faith determines that it is in the interest of the holders of the debt securities to do so.

        The indenture provides that, if an event of default with respect to the debt securities of any series occurs and continues, either the trustee or the holders of 33% or more in aggregate principal amount of the debt securities of that series may declare the principal amount of all the debt securities to be due and payable immediately. However, if the event of default is applicable to all outstanding debt securities under the indenture, or if related to certain events of bankruptcy, insolvency, reorganization, arrangement, adjustment, composition or other similar events, only the trustee or holders of at least 33% in principal amount of all outstanding debt securities of all series, voting as one class, and not the holders of any one series, may make such a declaration of acceleration.

        At any time after a declaration of acceleration with respect to the debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the event of default giving rise to such declaration of acceleration will be considered waived, and such declaration and its consequences will be considered rescinded and annulled, if:

  •
  we have paid or deposited with the trustee a sum sufficient to pay:

  (1)
  all overdue interest, if any, on all debt securities of that series,

  (2)
  the principal of and premium, if any, on any debt securities of that series which have otherwise become due and interest, if any, that is currently due, including interest on overdue interest, if any, and

  (3)
  all amounts due to the trustee under the indenture; and

  •
  any other event of default with respect to the debt securities of that series other than the nonpayment of principal of the securities of such series which shall have become due solely by such declaration of acceleration, has been cured or waived as provided in the indenture.

        There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization.

        Subject to the provisions of the indenture relating to the duties of the trustee, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the debt securities, unless the holders shall have offered to the trustee reasonable indemnity, against costs, expenses and liabilities which might be incurred by it in compliance with the request or direction.

        Subject to the provision for indemnification, the holders of a majority in principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. However, if the event of default relates to more than one series of debt securities, only the holders of a majority in aggregate principal amount of all affected series will have the right to give this direction. However, the trustee shall have the right to decline to follow any direction if the trustee shall determine that the action so directed conflicts with any law or the provisions of the indenture or if the trustee shall determine that the action would be prejudicial to holders not taking part in the direction.

Satisfaction and Discharge

        We will be discharged from our obligations on the debt securities of any series, or any portion of the principal amount of the debt securities of any series, if we:

  (1)
  irrevocably deposit with the trustee sufficient cash or eligible obligations (or a combination of both) to pay any principal, or portion of principal, interest, premium and other sums when due on the debt securities at their maturity, stated maturity date, or redemption; and

  (2)
  deliver to the trustee:

  (a)
  a company order stating that the money and eligible obligations deposited in accordance with the indenture shall be held in trust and certain opinions of counsel and of an independent public accountant;

  (b)
  if such deposit shall have been made prior to the maturity of the debt securities of the series, an officer's certificate stating our intention that, upon delivery of the officer's certificate, our indebtedness in respect of those debt securities, or the portions thereof, will have been satisfied and discharged as contemplated in the indenture; and

  (c)
  an opinion of counsel to the effect that, as a result of a change in law or a ruling of the United States Internal Revenue Service, the holders of the debt securities of the series, or portions thereof, will not recognize income, gain or loss for United States federal income tax purposes as a result of the satisfaction and discharge of our indebtedness and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if we had not so satisfied and discharged our indebtedness.

        For this purpose, "eligible obligations" include direct obligations of, or obligations unconditionally guaranteed by, the United States entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof and which do not contain provisions permitting their redemption or other prepayment at the option of the issuer thereof.

        In the event that all of the conditions set forth above have been satisfied for any series of debt securities, or portions thereof, except that, for any reason, we have not delivered the officer's certificate and opinion described in clauses (b) and (c) above, the holders of those debt securities will no longer be entitled to the benefits of certain of our covenants under the indenture, including the covenant described above in "—Limitation on Liens." Our indebtedness in respect of those debt securities, however, will not be deemed to have been satisfied and discharged prior to maturity, and the holders of those debt securities may continue to look to us for payment of the indebtedness represented thereby.

        The indenture will be deemed satisfied and discharged when no debt securities remain outstanding and when we have paid all other sums payable by us under the indenture. All moneys we pay to the trustee or any paying agent on debt securities which remain unclaimed at the end of two years after payments have become due will be paid to us or upon our order. Thereafter, the holder of those debt securities may look only to us for payment and not the trustee or any paying agent.

Resignation or Removal of Trustee

        The trustee may resign at any time by giving written notice to us specifying the day upon which the resignation is to take effect. The resignation will take effect immediately upon the later of the appointment of a successor trustee and the specified day.

        The trustee may be removed at any time by an instrument or concurrent instruments in writing delivered to the trustee and us and signed by the holders, or their attorneys-in-fact, representing a majority in principal amount of the then outstanding debt securities. In addition, under certain circumstances, we may remove the trustee upon notice to the holder of each debt security outstanding and the trustee, and appointment of a successor trustee.

Concerning the Trustee

        The Bank of New York Trust Company, N.A. is the successor trustee under the indenture. We and our affiliates maintain other banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing Law

        The indenture and the debt securities are governed by and construed in accordance with the laws of the State of New York, except to the extent that the law of any other jurisdiction shall be mandatorily applicable.

PLAN OF DISTRIBUTION

        We may sell the debt securities being offered by this prospectus in the following ways:

  •
  through negotiation with one or more underwriters;

  •
  through one or more agents or dealers designated from time to time;

  •
  directly to purchasers; or

  •
  through any combination of the above.

        The distribution of the debt securities may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. A prospectus supplement or a supplement thereto will describe the method for distribution of the debt securities.

        If we use any underwriters in the sale of the debt securities, we will enter into an underwriting agreement, distribution agreement or similar agreement with the underwriters prior to the time of sale, and the names of the underwriters used in the transaction will be set forth in the prospectus supplement or supplement thereto relating to the sale. If an underwriting agreement is executed, the debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise indicate in the prospectus supplement, the obligations of any underwriters to purchase particular debt securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the debt securities offered in the prospectus supplement if any are purchased.

        If any debt securities are sold through agents designated by us from time to time, the prospectus supplement or supplement thereto will name any agent, set forth any commissions payable by us to any agent and the obligations of the agent with respect to the debt securities. Unless otherwise indicated in the prospectus supplement or a supplement thereto, any agent will be acting on a best efforts basis for the period of its appointment.

        If a dealer is utilized in the sale of the debt securities in respect of which this prospectus is delivered, we will sell such debt securities to the dealer, as principal. The dealer may then resell such debt securities to the public at varying prices to be determined by such dealer at the time of sale.

        We may sell the debt securities directly to one or more purchasers. In this case, no underwriters, dealers or agents would be involved.

        Any underwriters utilized may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 of Regulation M under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying debt securities so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the particular offered debt securities in the open market after the distribution has been completed in order to cover syndicate short positions. These stabilizing transactions and syndicate covering transactions may cause the price of the offered debt securities to be higher than it would otherwise be in the absence of such transactions.

        In connection with the sale of the debt securities, any purchasers, underwriters or agents may receive compensation from us or from purchasers in the form of concessions or commissions. The underwriters will be, and any agents and any dealers participating in the distribution of the debt securities may be deemed to be, underwriters within the meaning of the Securities Act. The agreement between us and any purchasers, underwriters or agents will contain reciprocal covenants of indemnity, and will provide for contribution by us in respect of our indemnity obligations, between us and the purchasers, underwriters, or agents against certain liabilities, including liabilities under the Securities Act.

        If we so indicate in the prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by the types of purchaser specified in the prospectus supplement to purchase offered debt securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such offers.

        Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

        Unless otherwise specified in a prospectus supplement, the debt securities will not be listed on a national securities exchange. No assurance can be given that any broker-dealer will make a market in any series of the debt securities, and, in any event, no assurance can be given as to the liquidity of the trading market for any of the debt securities. The prospectus supplement will state, if known, whether or not any broker-dealer intends to make a market in the debt securities. If no such determination has been made, the prospectus supplement will so state.

LEGAL MATTERS

        Certain legal matters in connection with the validity of the debt securities offered by this prospectus are being passed upon for us by Gary D. Benz, Esq., Associate General Counsel of our parent, FirstEnergy Corp., and by Akin Gump Strauss Hauer & Feld LLP, New York, New York, our special counsel, and for any underwriters, dealers or agents by Thelen Reid & Priest LLP, New York, New York. As of September 29, 2006, Mr. Benz beneficially owned 40,068 shares of common stock of our parent, FirstEnergy, which includes nonqualified options to acquire 31,750 shares (24,650 of which are presently exerciseable), and 2,354 shares of unvested restricted stock units. Thelen Reid & Priest LLP has in the past represented, and continues to represent, FirstEnergy and certain of its affiliates.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        With respect to the unaudited financial information of The Cleveland Electric Illuminating Company for the six-month periods ended June 30, 2006 and 2005, incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated August 4, 2006 incorporated by reference herein states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

        We are required to file annual, quarterly and current reports and other information with the SEC. You may read and copy any documents filed by us at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC's Internet site at http://www.sec.gov.

        We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C., as well as through the SEC's Internet site.

        The SEC's rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the debt securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

        We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

  (1)
  our Annual Report on Form 10-K for the year ended December 31, 2005;

  (2)
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006;

  (3)
  our Current Reports on Form 8-K filed on January 10, 2006 and August 24, 2006; and

  (4)
  all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of this offering.

        We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request those documents from:

The Cleveland Electric Illuminating Company
c/o FirstEnergy Corp.
76 South Main Street
Akron, Ohio 44308-1890
Attn: Investor Services
(800) 736-3402

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ABOUT THIS PROSPECTUS SUPPLEMENT
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
RISK FACTORS
WHERE YOU CAN FIND MORE INFORMATION
CAPITALIZATION
RATIO OF EARNINGS TO FIXED CHARGES
SELECTED FINANCIAL DATA
USE OF PROCEEDS
DESCRIPTION OF THE SENIOR NOTES
UNDERWRITING
LEGAL MATTERS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

RISK FACTORS
ABOUT THIS PROSPECTUS
FORWARD-LOOKING STATEMENTS
THE CLEVELAND ELECTRIC ILLUMINATING COMPANY
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DESCRIPTION OF DEBT SECURITIES
PLAN OF DISTRIBUTION
LEGAL MATTERS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
WHERE YOU CAN FIND MORE INFORMATION